The New Germany Fund, Inc.

June 8, 2005

Dear Stockholders:

The Board of Directors of The New Germany Fund, Inc. is pleased to announce that Institutional Shareholder Services (ISS), a leading provider of proxy voting and corporate governance services, has recommended that stockholders of the Fund vote FOR all of the Board’s recommendations in connection with the upcoming Annual Meeting of Stockholders of the Fund, to be held on June 21, 2005.

•  If you have not yet voted, or you are not sure, please use the enclosed White proxy card to:

     1.  Vote FOR the reelection of four experienced Directors of the Fund.
     2.  Vote FOR the ratification of the appointment by the Audit Committee and the Board of PricewaterhouseCoopers LLP as
           independent auditors for the Fund; and
     3.  Vote AGAINST the nonbinding stockholder proposal submitted by Opportunity Partners L.P., an unregulated hedge-fund controlled by Phillip Goldstein.

•  If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the White proxy voting form it has sent you. We must receive your vote before the Annual Meeting on June 21, 2005 in order for it to be counted at the meeting.

•  If you have voted using a Goldstein Green proxy card, you may revoke it by voting using the enclosed White proxy card of management.
   We urge you to do so.

•  In order that we may process your vote quickly, please consider voting by telephone or internet using the enclosed instructions.

• Please disregard any Green proxy cards that Phillip Goldstein sends you.

Your Board of Directors is committed to ensuring that the Fund may continue to provide long-term value to stockholders. Reaffirming this commitment, your Board has nominated four highly qualified current Directors, who have over 70 years of combined experience in business and German affairs, for reelection at the Annual Meeting. The success of the Fund in recent years – with a total return to stockholders of 166% since the beginning of 2003 – confirms that the Board’s commitment to long-term value is in the best interest of all stockholders.

Unfortunately, Phillip Goldstein, a self-proclaimed hedge-fund operator and dissident stockholder of the Fund, is attempting economic dismemberment of your Fund for short-term gain. Goldstein is pushing his own associates as non-qualifying directors. His open agenda is to gain representation on the Board and agitate for the Fund to open-end, conduct a self-tender offer, or liquidate. As noted by ISS, the Fund’s closed-end format is “one of its essential features,” and Goldstein’s strategy raises the possibility of “adverse effects such as increasing the Fund’s expense ratio and the potential risk to long-term shareholder value” and “could be damaging for any shareholders who continue to hold their shares.”

This is a strategy Goldstein has pursued before, to the detriment of the targeted funds. In 2000 and 2001, Goldstein and his associates forced the Italy Fund to conduct two tender offers that reduced the net assets of that fund from $161 million to $36 million, in just 22 months. Similarly, Goldstein forced the Mexico Equity and Income Fund (MEIF) to conduct tender offers in 2000 and 2002, diminishing its assets from $105 million to just $20 million. Goldstein and his associates then sought to liquidate both funds, and successfully liquidated the Italy Fund in 2003. The conclusion is clear: A vote for Goldstein is a vote to terminate your Fund.

At the same time as those funds saw their assets shrink by nearly 80%, they also saw their expense ratio skyrocket – for MEIF, by 36.5%, and for the Italy Fund, by nearly 66%. Given that your Fund has one of the lowest expense ratios among its peer funds, that the discount at which the Fund’s shares trade narrowed by 36% between the end of 2001 and the beginning of 2005, and most importantly, that stockholders will lose the potential for long-term gains if Goldstein has his way, any suggestion by Goldstein that the Board’s actions to defend your Fund are wasteful is disingenuous.

Goldstein has threatened to withhold the proxies that are given to him in an attempt to block your stockholder meeting by preventing a quorum. We believe that his withholding of proxies would violate SEC rules that require him to vote as instructed and certainly would disenfranchise stockholders. As previously noted, Goldstein’s candidates are not eligible to serve as directors. The Fund will not treat votes for these individuals as “votes cast” for purposes of determining which individuals received a plurality of votes cast. The Fund will, of course, count towards the quorum any votes pursuant to validly executed proxy cards in the form previously distributed by Goldstein because they include Proposals 2 and 3.

We also note that there is legal uncertainty about the operation of Section 12(d)(1) of the Investment Company Act, which makes it illegal for certain types of private funds to own more than 3% of the Fund’s common stock, and about the Fund’s right under federal and state law to invalidate votes cast by any person whose Fund shares are held in violation of law. The Fund is prepared, if necessary, to seek judicial resolution of the uncertainty in any particular case.

Goldstein’s motives are transparent and his claims don’t stand up to scrutiny. That’s why he is conducting the sideshow over the Fund’s bylaws (which establish qualifications for directors – in existence for over five years – that even Goldstein concedes his nominees do not meet), threatening not to attend the Meeting or vote the proxies he solicits, and sending public letters to the Board in which, as he did in January, he likens your Fund’s directors to Saddam Hussein. Such unprofessional conduct is detrimental to the constructive dialogue between stockholders and management that is vital to the success of the Fund. In fact, Goldstein’s disregard for constructive engagement is inconsistent with his purported championing of stockholder rights. A vote using the enclosed White proxy card is a vote in the best interests of all stockholders.

We thank you again for your continued support.

Sincerely,

The Board of Directors of The New Germany Fund

John Bult Richard Karl Goeltz Christian H. Strenger Werner Walbröl	Ambassador Richard R. Burt Dr. Franz Wilhelm Hopp Dr. Frank Trömel Peter Zühlsdorff	John H. Cannon Ernst-Ulrich Matz Robert H. Wadsworth

If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor
New York, NY 10004
(800) 279-7155 (Toll Free)

Banks and Brokerage Firms please call:
(212) 440-9800

ADDENDUM TO PROXY STATEMENT

The following is added to the end of the section in the Fund’s proxy statement entitled “Proposal 1: Election of Directors.”

Stockholder Litigation

On June 6, 2005, a stockholder of the Fund commenced litigation in Maryland state court against the Fund and its directors regarding Mr. Goldstein’s purported nominees and the Fund’s Bylaws. The complaint, purportedly a class action on behalf of all stockholders, alleges, among other things: that the directors breached their fiduciary duty and the Bylaws in taking the position that the Fund’s director qualification Bylaw applies to Mr. Goldstein’s purported nominees and that they may not be nominated or elected to serve as Fund directors; that the director qualification and certain other provisions of the Fund’s Bylaws are not valid; that even if those provisions are valid, the votes for Mr. Goldstein’s purported nominees must count as “votes cast” for purposes of determining whether the Board’s nominees received a plurality of votes cast; that the Fund and the directors should be required to disclose how votes in favor of Mr. Goldstein’s purported nominees will be treated; and that the Fund and the directors do not have authority to disregard votes purportedly cast by persons whose shareholdings violate the Investment Company Act of 1940. The complaint seeks as relief, among other things, a declaration that the qualification Bylaw does not apply to Mr. Goldstein’s nominees and/or is invalid. The Fund and its directors believe these claims do not have merit and intend to contest them.